Exhibit 99.1

Dime Community Bancshares, Inc. Completes Redemption of Trust Preferred Securities

BROOKLYN, N.Y. – July 17, 2017 – Dime Community Bancshares, Inc. (the "Company") (NASDAQ: DCOM), the holding company for Dime Community Bank (the “bank”), today announced that it has completed the redemption of $70.7 million aggregate liquidation amount of the 7.0% Capital Securities, Series B, liquidation amount $1,000 per security (the “trust preferred securities”) issued by its wholly owned subsidiary, Dime Community Capital Trust I (the “Trust”). The redemption was completed on July 17, 2017. The trust preferred securities were redeemed in connection with the redemption of the junior subordinated debt securities underlying the trust preferred securities, which were issued by the Company to the Trust.

The redemption price of the trust preferred securities was 100% of the aggregate liquidation amount of such securities, plus accrued but unpaid interest to but not including July 15, 2017, the date of redemption. The proceeds to the Trust from the redemption of the junior subordinated debt securities were simultaneously applied to redeem all of the outstanding trust preferred securities issued by the Trust at a redemption price of 100% of the aggregate liquidation amount of such securities, plus accumulated but unpaid distributions to but not including the date of redemption.

About Dime Community Bancshares, Inc.
The Company had $6.10 billion in consolidated assets as of March 31, 2017, and is the parent company of the bank. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-seven branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the Bank can be found on Dime's website at www.dime.com.

Contact:
Avinash Reddy
SVP – Corporate Development & Treasurer
718-782-6200 extension 5909